Exhibit 99.1

AMAZON.COM ANNOUNCES SECOND QUARTER RESULTS
SEATTLE—(BUSINESS WIRE) July 30, 2020—Amazon.com, Inc. (NASDAQ: AMZN) today announced financial results for its second quarter ended June 30, 2020.

•Operating cash flow increased 42% to $51.2 billion for the trailing twelve months, compared with $36.0 billion for the trailing twelve months ended June 30, 2019.
•Free cash flow increased to $31.9 billion for the trailing twelve months, compared with $25.0 billion for the trailing twelve months ended June 30, 2019.
•Free cash flow less principal repayments of finance leases and financing obligations increased to $21.3 billion for the trailing twelve months, compared with $16.1 billion for the trailing twelve months ended June 30, 2019.
•Free cash flow less equipment finance leases and principal repayments of all other finance leases and financing obligations increased to $19.4 billion for the trailing twelve months, compared with $13.0 billion for the trailing twelve months ended June 30, 2019.
•Common shares outstanding plus shares underlying stock-based awards totaled 517 million on June 30, 2020, compared with 510 million one year ago.
•Net sales increased 40% to $88.9 billion in the second quarter, compared with $63.4 billion in second quarter 2019. Excluding the $582 million unfavorable impact from year-over-year changes in foreign exchange rates throughout the quarter, net sales increased 41% compared with second quarter 2019.
•Operating income increased to $5.8 billion in the second quarter, compared with operating income of $3.1 billion in second quarter 2019.
•Net income increased to $5.2 billion in the second quarter, or $10.30 per diluted share, compared with net income of $2.6 billion, or $5.22 per diluted share, in second quarter 2019.

“This was another highly unusual quarter, and I couldn’t be more proud of and grateful to our employees around the globe,” said Jeff Bezos, Amazon founder and CEO. “As expected, we spent over $4 billion on incremental COVID-19-related costs in the quarter to help keep employees safe and deliver products to customers in this time of high demand—purchasing personal protective equipment, increasing cleaning of our facilities, following new safety process paths, adding new backup family care benefits, and paying a special thank you bonus of over $500 million to front-line employees and delivery partners. We’ve created over 175,000 new jobs since March and are in the process of bringing 125,000 of these employees into regular, full-time positions. And third-party sales again grew faster this quarter than Amazon’s first-party sales. Lastly, even in this unpredictable time, we injected significant money into the economy this quarter, investing over $9 billion in capital projects, including fulfillment, transportation, and AWS.”

Highlights

Supporting Employees
•Amazon’s top priority is providing for the health and safety of our employees and partners, and the company spent more than $4 billion in the second quarter on incremental COVID-19 related initiatives to help keep employees safe, provide additional compensation to our employees and delivery partners, and deliver products to customers.
•Amazon provided a one-time Thank You bonus totaling over $500 million to all front-line employees and partners who were with the company throughout the month of June.

•Amazon introduced a new family backup care benefit through Care.com to 650,000 full and part-time Amazon and Whole Foods Market employees in the U.S. This benefit provides employees with up to 10 days of company-subsidized emergency backup child or adult care.
•Amazon introduced Distance Assistant to help keep employees safe by providing them with live feedback on their social distancing via a 50-inch monitor. Amazon made the software and AI behind this innovation available via open source so that anyone can create their own Distance Assistant at no cost and get up and running with just a monitor, computer, and camera.
•Amazon is collaborating with national medical care group Crossover Health to pilot Amazon Neighborhood Health Centers, which are new medical facilities available to Amazon employees and their families. The centers will provide access to quality, convenient care while reducing health care costs for employees and Amazon. The pilot includes 20 Crossover Health branded and operated centers in Dallas/Fort Worth, Texas; Phoenix, Arizona; Louisville, Kentucky; Detroit, Michigan; and San Bernardino/Moreno Valley, California.

Investing in Communities
•Amazon donated more than $10 million of personal protective equipment, including 4.4 million masks and thousands of contactless thermometers, to Direct Relief and Feeding America. The masks went to over 200 of Direct Relief’s partner clinics and Feeding America’s food banks and agencies in 47 states, the District of Columbia, and Puerto Rico.
•Amazon Business delivered more than 200 million essential health and safety products to healthcare and government organizations in tens of thousands of locations across the U.S.
•Amazon partnered with food banks and schools to deliver more than six million meals to underserved families and vulnerable seniors in 25 U.S. cities and in communities in Australia, Japan, Singapore, Spain, and the U.K. Amazon plans to deliver one million more meals by the end of this summer.
•Amazon teamed up with Boys & Girls Clubs of America to launch Camp Prime, offering families fun, safe, and easy ways to help kids stay engaged this summer, including a digital handbook full of camp-themed activities using items from around the house. Camp Prime is free and available to all, and Prime members can extend their experience with content from Prime Video, Prime Reading, and Amazon Music. Amazon also donated $500,000 to Boys & Girls Clubs to help dozens of Club locations offer kids summer activities, including filling “curbside camp” kits available for pickup from Clubs that remain closed.
•Amazon announced a $10 million donation to 12 organizations that are working to bring about social justice for and improve the lives of Black and African Americans. In addition, Amazon also matched 100% of $8.5 million in donations by Amazon employees, bringing total donations to these organizations from the company and its employees to $27 million.
•Amazon announced its first ever Amazon Future Engineer Teacher of the Year Award honoring 10 teachers each with a grant valued at more than $50,000 to benefit their schools and students. Amazon also announced its second annual class of Amazon Future Engineer Scholarship recipients, awarding 100 students each with a $40,000 college scholarship and a guaranteed paid internship at Amazon.

Protecting the Planet
•Verizon, Infosys, Reckitt Benckiser, and Oak View Group signed The Climate Pledge, the commitment co-founded by Amazon and Global Optimism to achieve net-zero carbon by 2040, a decade ahead of the Paris Agreement.
•Amazon and We Mean Business, a global nonprofit coalition working with businesses to accelerate the transition to a zero-carbon economy, announced a partnership to establish the world’s most comprehensive effort to drive companies to adopt more ambitious carbon emissions reduction goals. The partnership encourages companies to accelerate their goals to meet The Climate Pledge.
•Amazon launched The Climate Pledge Fund with an initial $2 billion in funding to help support visionary companies whose product and service solutions will facilitate the transition to a zero carbon economy.
•Amazon announced it is on a path to run on 100% renewable energy by 2025, five years ahead of schedule. As part of The Climate Pledge, Amazon had previously committed to reach 80% renewable energy by 2024 and 100% renewable energy by 2030.
•Amazon Air secured up to six million gallons of sustainable aviation fuel (SAF) supplied by Shell Aviation and produced by World Energy. The investment will help increase production of SAF by demonstrating growing demand for low-carbon aviation fuel. The fuel is produced from a feedstock of inedible agricultural waste fats and oils and is expected to reduce carbon emissions by up to 20% compared to conventional jet fuel.

•Amazon secured the naming rights to the new home of Seattle’s NHL team, Kraken, and WNBA team, Storm, and will name it Climate Pledge Arena. Opening in summer 2021, Climate Pledge Arena will be one of the world’s most sustainable arenas. Through a partnership between Amazon, Oak View Group, and NHL Seattle, the rebuild of this venue is expected to be the first net zero carbon certified arena in the world.
•In Germany, Amazon announced the first project in Europe from Amazon’s $100 million Right Now Climate Fund. The €3.75 million commitment to The Nature Conservancy will support its work, which includes increasing species biodiversity in cities.

Empowering Small and Medium-Sized Businesses
•Amazon released its 2020 Small and Medium-Sized Business (SMB) Impact Report, highlighting how SMBs selling in its U.S. store have sold more than 3.4 billion products in the past year and created an estimated 1.1 million jobs.
•In partnership with the British small business support network “Enterprise Nation,” Amazon launched the Amazon Small Business Accelerator, which aims to support more than 200,000 small businesses across the U.K. negatively impacted by the COVID-19 crisis. Amazon hosted a week-long boot camp in the U.K. to help 1,000 offline businesses get online, and offered free services, AWS credits, training, and support.
•In the U.K., Amazon worked with the British Chambers of Commerce to give up to 1,000 businesses tours of Amazon fulfillment centers, helping other companies learn from the safety measures Amazon has put in place within its own operations so the businesses can re-open safely and kick-start the economy.
•Amazon in Japan launched Global Selling to allow Japanese sellers to reach new customers across 16 Amazon sites worldwide.
•Amazon in India announced plans to help digitally enable micro, small, and medium businesses across the country as part of a $1 billion investment pledge. Amazon launched Local Shops on Amazon.in, offering shopkeepers and retailers with physical stores the ability to register to serve more customers from their local areas. Since launch, more than 11,000 sellers have enrolled in the program. In addition, Amazon introduced seller registration and account management services in Hindi to help businesses overcome language barriers. Since launch, more than 10,000 sellers have used Hindi to register on Amazon.in.

Shopping and Entertainment
•Amazon increased grocery delivery capacity by over 160% and tripled grocery pickup locations to support customers during COVID-19. Online grocery sales tripled in the second quarter when compared with the same period last year.
•Amazon continues working closely with the U.S. Department of Agriculture to expand access to online grocery shopping for people who rely on Supplemental Nutrition Assistance Program (SNAP) benefits. Amazon now reaches beneficiaries in 39 states and the District of Columbia, providing more than 90% of SNAP households with the ability to use their SNAP benefits online.
•Amazon established the Amazon Counterfeit Crimes Unit, a team dedicated to bringing counterfeiters who violate the law and Amazon’s policies by listing counterfeit products in its stores to justice. Amazon’s Counterfeit Crimes Unit is a global, multi-disciplinary group composed of former federal prosecutors, experienced investigators, and data analysts who will join Amazon’s existing Customer Trust team working to drive counterfeit to zero.
•Prime Video launched Watch Parties, a feature that enables Prime members to interact with each other via chat on a desktop while watching Prime Video content, including award-winning TV shows and movies.
•Prime Video introduced Prime Video Profiles, allowing customers to create and manage up to six profiles within a single account. Each profile offers individualized recommendations, season progress, and watchlists based on individual profile activity.
•Amazon premiered several Amazon Original series including Upload, from Emmy-winner Greg Daniels, Homecoming Season 2, Bosch Season 6, and Regular Heroes, a docuseries focusing on COVID-19 heroes. Additionally, Amazon premiered several Original movies including Selah and the Spades, The Goldfinch, The Vast of Night, 7500, and the family action-comedy My Spy, along with local Indian movies Ponmagal Vandhal and Gulabo Sitabo.

Devices and Alexa
•Amazon expanded the portfolio of devices and features that are available to customers around the world. Echo Auto is now available in Australia, Canada, France, Germany, Italy, Spain, and the U.K.; Echo Dot with clock and Echo Studio are now available in Brazil; eero mesh WiFi systems are now available in Australia and Mexico; and Alexa Skill Blueprints are now available in France, Italy, Mexico, and Spain.

•Amazon announced new or expanded Alexa integrations with global automotive brands including General Motors, Volkswagen, Toyota, and Lexus.
•Amazon continues to make Alexa smarter and add more ways for customers to stay connected. Customers can now set reminders that play across all of their Alexa devices, use new notification capabilities with Routines, ask Alexa for nutrition tips, receive Announcements on their mobile phones as a push notification, and broadcast a response to an Announcement.
•The Alexa Fund is supporting the startup community through investments in Molekule, a leader in reinventing air purification, and Amira Learning, the first AI-powered reading assistant. The Alexa Fund also announced its newest cohort of companies participating in Alexa Next Stage powered by Techstars, a program empowering entrepreneurs who are innovating in the field of voice technology.
•Amazon announced new live content integrations on Fire TV from YouTube TV and Hulu, and expanded discovery options including the new Free tab which helps customers find free movies, TV shows, and more.
•Ring launched its next-generation original Ring Video Doorbell for improved home security, featuring a higher resolution camera, improved night vision and additional privacy features. Ring also announced Ring Alarm is now available in several additional European countries, including Germany, Norway, and Sweden.

Amazon Web Services
•Customers are using AWS to lessen the impact of the COVID-19 crisis on families, communities, and businesses. Examples include:
•With the support of AWS hosting services, the World Health Organization (WHO) launched an app to support health workers around the world in caring for patients with COVID-19, as well as to protect themselves as they do this critical work.
•Zoom, a provider of enterprise video communications, has long utilized AWS to host a significant portion of its network. In addition to offering a robust free service, since March Zoom has also offered free access to over 100,000 schools to enable them to educate students remotely. Zoom and AWS have worked together to help businesses, schools, and healthcare institutions maintain mission and business continuity as they stay safe at home.
•Propel, a company focused on building software to help low-income Americans improve their financial health, developed Fresh Electronic Benefit Transfer (EBT), an app built on AWS that has helped more than three million individuals per month manage their benefits under the Supplemental Nutrition Assistance Program (SNAP), save with coupons, and find jobs.
•UNC Health built a chatbot on AWS to help address increased call volumes to its COVID-19 help line, answering questions from patients seeking guidance on COVID-19 testing and what to do if they or their loved ones were exposed to the virus.
•Orange County United Way built a highly-secure mobile and web-enabled app on AWS called AssistOC that allows individuals to submit requests for financial assistance to the nonprofit’s Homelessness Prevention Program, launched in response to the current pandemic, via a smartphone or personal computer.
•AWS announced several significant new customer commitments and migrations during the quarter. Examples include:
•HSBC, one of the world’s largest financial services organizations, selected AWS as a key, long-term strategic cloud provider to drive their digital transformation and deliver new and personalized banking services for millions of personal banking customers worldwide.
•Global market intelligence company IHS Markit selected AWS as its preferred cloud provider to help improve scalability and agility to respond to industry changes and develop new products and services.
•Formula 1 is using a range of AWS services, including machine learning, for six new F1 Insights powered by AWS that will roll out during the 2020 racing season to give fans the ability to compare their favorite drivers and cars and better predict race outcomes.
•Bundesliga is using AWS machine learning and analytics to enhance the fan experience for Germany’s top football league, delivering new advanced statistics through Bundesliga Match Facts powered by AWS, including Average Positions and xGoals.
•Capella Space, a provider of on-demand Earth observation data via satellite-based radar, is all-in on AWS, running its entire infrastructure on AWS using a full portfolio of cloud services including AWS Ground Station to deliver satellite data to customers in minutes.

•Genesys has selected AWS as the preferred cloud provider for Genesys Cloud, an all-in-one solution and leading public cloud contact center platform used by organizations around the world to manage and improve customer relationships across any channel, including voice, text, web chat, and social.
•AWS announced Amazon Honeycode, a fully-managed service that allows customers to quickly build powerful mobile and web applications – with no programming required. With Amazon Honeycode, customers can create applications using the simplicity and familiarity of a spreadsheet, but with the data management capability of a database, the collaboration and notifications common in business applications, and a truly seamless web and mobile user experience to perform important business functions like managing field agents, performing PO approvals, scheduling weekly events, reporting employee or team activities, tracking task progress, following customer activity, surveying end users, managing content, inventorying resources, and more.
•AWS announced the general availability of AWS Snowcone, a small, ultra-portable, rugged, and secure edge computing and data transfer device that can fit in a small backpack. At under five pounds, AWS Snowcone is the smallest member of the AWS Snow Family of devices, enabling customers to collect data, process it locally, and move it to AWS. AWS Snowcone is built to withstand harsh conditions, and is designed for a variety of use cases in environments outside of the traditional data center that lack consistent network connectivity and/or require portability.
•AWS announced the general availability of AWS IoT SiteWise, a managed service that collects data from the plant floor, structures and labels the data, and generates real-time key performance indicators (KPIs) and metrics to help industrial customers make better, data-driven decisions. Customers can use SiteWise to monitor operations across facilities, quickly compute industrial performance metrics, create applications that analyze industrial equipment data to prevent costly equipment issues, and reduce gaps in production.
•AWS announced the general availability of the sixth generation of Amazon Elastic Compute Cloud (Amazon EC2) with three Arm-based instances (M6g, C6g, R6g) powered by AWS-designed, Arm-based Graviton2 processors, that deliver up to 40% better price and performance than current x86 processor-based instances.
•AWS announced the general availability of Amazon CodeGuru, a developer-quality service powered by machine learning that provides intelligent recommendations for improving code quality and identifying an application’s most expensive lines of code.
•AWS announced the general availability of UltraWarm for Amazon Elasticsearch Service, a highly performant, fully-managed, low-cost warm storage tier that provides fast, interactive analytics of log data at one-tenth the cost of existing storage options. UltraWarm for Amazon Elasticsearch Service gives Elasticsearch customers a warm storage tier that both stores large amounts of data cost-effectively and provides the type of interactive experience that Elasticsearch customers expect.
•AWS announced the general availability of Amazon Kendra, a highly accurate and easy to use enterprise search service powered by machine learning. Amazon Kendra enables organizations to index all of their internal data sources across siloes, makes that data searchable, and allows users to get precise answers to natural language queries instead of trial-and-error keyword search – all with no machine learning expertise required.
•AWS and Slack announced a multi-year agreement to deliver solutions for enhanced enterprise workforce collaboration. Slack will migrate its Slack Calls capability for all voice and video calling to Amazon Chime, AWS’s communications service that lets users meet, chat, and place business calls. Slack is also leveraging AWS’s global infrastructure to support enterprise customers’ rapid adoption of its platform and to offer them data residency – the ability to choose which country or region their data is stored at rest in while fulfilling compliance requirements.
•AWS announced a new, global team dedicated to accelerating innovation in the global aerospace and satellite industry. The Aerospace and Satellite Solutions team will bring AWS services and solutions to the space enterprise, and work with customers and partners around the world to: reimagine space system architectures; transform space enterprises; launch new services that process space data on Earth and in orbit; and provide secure, flexible, scalable, and cost-efficient cloud solutions to support government missions and companies advancing space around the world.
•AWS announced Amazon Interactive Video Service (Amazon IVS), a managed service customers may use to set up live, interactive video streams for web or mobile applications in just a few minutes. Amazon IVS uses the same technology that powers Twitch and allows customers to configure live streams that can be delivered to millions of concurrent viewers globally with interactive features like virtual chat spaces, votes and polls, moderated question and answer sessions, and synchronized promotional elements.

Financial Guidance
The following forward-looking statements reflect Amazon.com’s expectations as of July 30, 2020, and are subject to substantial uncertainty. Our results are inherently unpredictable and may be materially affected by many factors, such as fluctuations in foreign exchange rates, changes in global economic conditions and customer spending, world events, the rate of growth of the Internet, online commerce, and cloud services, and the various factors detailed below. This guidance reflects our estimates as of July 30, 2020 regarding the impact of the COVID-19 pandemic on our operations, including those discussed above, and is highly dependent on numerous factors that we may not be able to predict or control, including: the duration and scope of the pandemic, including any recurrence; actions taken by governments, businesses, and individuals in response to the pandemic; the impact of the pandemic on global and regional economies and economic activity, workforce staffing and productivity, and our significant and continuing spending on employee safety measures; our ability to continue operations in affected areas; and consumer demand and spending patterns, as well as the effects on suppliers, creditors, and third-party sellers, all of which are uncertain. This guidance also assumes the impacts on consumer demand and spending patterns, including impacts due to concerns over the current economic outlook, will be in line with those experienced during the third quarter to date, and the additional assumptions set forth below. However, it is not possible to determine the ultimate impact on our operations for the third quarter, or whether other currently unanticipated direct or indirect consequences of the pandemic are reasonably likely to materially affect our operations.
Third Quarter 2020 Guidance
•Net sales are expected to be between $87.0 billion and $93.0 billion, or to grow between 24% and 33% compared with third quarter 2019. This guidance anticipates an unfavorable impact of approximately 20 basis points from foreign exchange rates.
•Operating income is expected to be between $2.0 billion and $5.0 billion, compared with $3.2 billion in third quarter 2019. This guidance assumes more than $2.0 billion of costs related to COVID-19.
•This guidance assumes, among other things, that no additional business acquisitions, investments, restructurings, or legal settlements are concluded.

A conference call will be webcast live today at 2:30 p.m. PT/5:30 p.m. ET, and will be available for at least three months at amazon.com/ir. This call will contain forward-looking statements and other material information regarding the Company’s financial and operating results.

These forward-looking statements are inherently difficult to predict. Actual results could differ materially for a variety of reasons, including, in addition to the factors discussed above, the amount that Amazon.com invests in new business opportunities and the timing of those investments, the mix of products and services sold to customers, the mix of net sales derived from products as compared with services, the extent to which we owe income or other taxes, competition, management of growth, potential fluctuations in operating results, international growth and expansion, the outcomes of claims, litigation, government investigations, and other proceedings, fulfillment, sortation, delivery, and data center optimization, risks of inventory management, seasonality, the degree to which the Company enters into, maintains, and develops commercial agreements, proposed and completed acquisitions and strategic transactions, payments risks, and risks of fulfillment throughput and productivity. Other risks and uncertainties include, among others, risks related to new products, services, and technologies, system interruptions, government regulation and taxation, and fraud. In addition, additional or unforeseen effects from the COVID-19 pandemic and the global economic climate may give rise to or amplify many of these risks. More information about factors that potentially could affect Amazon.com’s financial results is included in Amazon.com’s filings with the Securities and Exchange Commission (“SEC”), including its most recent Annual Report on Form 10-K and subsequent filings.

Our investor relations website is amazon.com/ir and we encourage investors to use it as a way of easily finding information about us. We promptly make available on this website, free of charge, the reports that we file or furnish with the SEC, corporate governance information (including our Code of Business Conduct and Ethics), and select press releases, which may contain material information about us, and you may subscribe to be notified of new information posted to this site.
About Amazon
Amazon is guided by four principles: customer obsession rather than competitor focus, passion for invention, commitment to operational excellence, and long-term thinking. Customer reviews, 1-Click shopping, personalized recommendations, Prime, Fulfillment by Amazon, AWS, Kindle Direct Publishing, Kindle, Fire tablets, Fire TV, Amazon Echo, and Alexa are some of the products and services pioneered by Amazon. For more information, visit amazon.com/about and follow @AmazonNews.

AMAZON.COM, INC.
Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended June 30,
	2019	2020	2019	2020	2019	2020

CASH, CASH EQUIVALENTS, AND RESTRICTED CASH, BEGINNING OF PERIOD	$23,507	$27,505	$32,173	$36,410	$20,536	$22,965
OPERATING ACTIVITIES:
Net income	2,625	5,243	6,186	7,778	12,096	13,180
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization of property and equipment and capitalized content costs, operating lease assets, and other	5,202	5,748	10,056	11,110	18,097	22,843
Stock-based compensation	1,971	2,601	3,245	4,358	6,012	7,977
Other operating expense (income), net	80	282	67	348	200	445
Other expense (income), net	(7)	(769)	(142)	(204)	152	(310)
Deferred income taxes	105	465	520	787	958	1,063
Changes in operating assets and liabilities:
Inventories	(2,100)	(672)	(1,381)	720	(3,826)	(1,176)
Accounts receivable, net and other	(2,193)	(2,854)	(2,594)	(1,592)	(6,873)	(6,680)
Accounts payable	3,668	8,616	(2,716)	573	8,060	11,482
Accrued expenses and other	(623)	1,699	(3,556)	(1,063)	(653)	1,110
Unearned revenue	390	247	1,278	854	1,806	1,286
Net cash provided by (used in) operating activities	9,118	20,606	10,963	23,669	36,029	51,220
INVESTING ACTIVITIES:
Purchases of property and equipment	(3,562)	(7,459)	(6,852)	(14,254)	(13,938)	(24,263)
Proceeds from property and equipment sales and incentives	919	844	1,488	2,212	2,927	4,895
Acquisitions, net of cash acquired, and other	(117)	(118)	(1,285)	(210)	(2,592)	(1,385)
Sales and maturities of marketable securities	5,161	8,138	7,804	19,764	11,706	34,641
Purchases of marketable securities	(9,950)	(19,209)	(16,827)	(34,210)	(22,919)	(49,196)
Net cash provided by (used in) investing activities	(7,549)	(17,804)	(15,672)	(26,698)	(24,816)	(35,308)
FINANCING ACTIVITIES:
Proceeds from short-term debt, and other	222	2,433	307	3,050	972	4,145
Repayments of short-term debt, and other	(73)	(1,906)	(363)	(2,537)	(958)	(3,693)
Proceeds from long-term debt	61	9,918	166	9,994	347	10,699
Repayments of long-term debt	(39)	(205)	(101)	(241)	(122)	(1,305)
Principal repayments of finance leases	(2,327)	(2,817)	(4,541)	(5,417)	(8,693)	(10,504)
Principal repayments of financing obligations	(2)	(15)	(3)	(32)	(211)	(56)
Net cash provided by (used in) financing activities	(2,158)	7,408	(4,535)	4,817	(8,665)	(714)
Foreign currency effect on cash, cash equivalents, and restricted cash	47	127	36	(356)	(119)	(321)
Net increase (decrease) in cash, cash equivalents, and restricted cash	(542)	10,337	(9,208)	1,432	2,429	14,877
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH, END OF PERIOD	$22,965	$37,842	$22,965	$37,842	$22,965	$37,842
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest on debt	$147	$139	$433	$430	$837	$872
Cash paid for operating leases	838	1,086	1,547	2,115	1,547	3,929
Cash paid for interest on finance leases	150	161	315	329	536	662
Cash paid for interest on financing obligations	4	21	5	43	105	77
Cash paid for income taxes, net of refunds	283	486	451	791	822	1,221
Assets acquired under operating leases	2,220	3,347	3,094	5,755	3,094	10,530
Property and equipment acquired under finance leases	3,307	3,155	5,935	5,321	11,944	13,110
Property and equipment acquired under build-to-suit arrangements	283	482	719	861	2,825	1,504

AMAZON.COM, INC.
Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2020	2019	2020

Net product sales	$35,856	$50,244	$70,139	$92,085
Net service sales	27,548	38,668	52,965	72,279
Total net sales	63,404	88,912	123,104	164,364
Operating expenses:
Cost of sales	36,337	52,660	70,257	96,917
Fulfillment	9,271	13,806	17,872	25,337
Technology and content	9,065	10,388	16,991	19,713
Marketing	4,291	4,345	7,955	9,173
General and administrative	1,270	1,580	2,444	3,032
Other operating expense (income), net	86	290	81	360
Total operating expenses	60,320	83,069	115,600	154,532
Operating income	3,084	5,843	7,504	9,832
Interest income	215	135	398	337
Interest expense	(383)	(403)	(749)	(805)
Other income (expense), net	(27)	646	138	240
Total non-operating income (expense)	(195)	378	(213)	(228)
Income before income taxes	2,889	6,221	7,291	9,604
Provision for income taxes	(257)	(984)	(1,094)	(1,729)
Equity-method investment activity, net of tax	(7)	6	(11)	(97)
Net income	$2,625	$5,243	$6,186	$7,778
Basic earnings per share	$5.32	$10.50	$12.57	$15.59
Diluted earnings per share	$5.22	$10.30	$12.31	$15.32
Weighted-average shares used in computation of earnings per share:
Basic	493	500	492	499
Diluted	503	509	503	508

AMAZON.COM, INC.
Consolidated Statements of Comprehensive Income
(in millions)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2020	2019	2020

Net income	$2,625	$5,243	$6,186	$7,778
Other comprehensive income (loss):
Foreign currency translation adjustments, net of tax of $(6), $(8), $(8) and $13	7	207	(1)	(668)
Net change in unrealized gains (losses) on available-for-sale debt securities:
Unrealized gains (losses), net of tax of $(11), $(73), $(11) and $(61)	44	407	76	205
Reclassification adjustment for losses (gains) included in “Other income (expense), net,” net of tax of $0, $0, $0 and $0	(1)	(6)	—	(6)
Net unrealized gains (losses) on available-for-sale debt securities	43	401	76	199
Total other comprehensive income (loss)	50	608	75	(469)
Comprehensive income	$2,675	$5,851	$6,261	$7,309

AMAZON.COM, INC.
Segment Information
(in millions)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2020	2019	2020

North America
Net sales	$38,653	$55,436	$74,465	$101,563
Operating expenses	37,089	53,295	70,614	98,111
Operating income	$1,564	$2,141	$3,851	$3,452

International
Net sales	$16,370	$22,668	$32,563	$41,774
Operating expenses	16,971	22,323	33,253	41,826
Operating income (loss)	$(601)	$345	$(690)	$(52)

AWS
Net sales	$8,381	$10,808	$16,076	$21,027
Operating expenses	6,260	7,451	11,733	14,595
Operating income	$2,121	$3,357	$4,343	$6,432

Consolidated
Net sales	$63,404	$88,912	$123,104	$164,364
Operating expenses	60,320	83,069	115,600	154,532
Operating income	3,084	5,843	7,504	9,832
Total non-operating income (expense)	(195)	378	(213)	(228)
Provision for income taxes	(257)	(984)	(1,094)	(1,729)
Equity-method investment activity, net of tax	(7)	6	(11)	(97)
Net income	$2,625	$5,243	$6,186	$7,778

Segment Highlights:
Y/Y net sales growth:
North America	20%	43%	18%	36%
International	12	38	10	28
AWS	37	29	39	31
Consolidated	20	40	18	34
Net sales mix:
North America	61%	62%	61%	62%
International	26	26	26	25
AWS	13	12	13	13
Consolidated	100%	100%	100%	100%

AMAZON.COM, INC.
Consolidated Balance Sheets
(in millions, except per share data)

	December 31, 2019	June 30, 2020
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$36,092	$37,466
Marketable securities	18,929	33,925
Inventories	20,497	19,599
Accounts receivable, net and other	20,816	19,918
Total current assets	96,334	110,908
Property and equipment, net	72,705	86,517
Operating leases	25,141	28,537
Goodwill	14,754	14,751
Other assets	16,314	17,601
Total assets	$225,248	$258,314
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$47,183	$51,036
Accrued expenses and other	32,439	33,863
Unearned revenue	8,190	8,997
Total current liabilities	87,812	93,896
Long-term lease liabilities	39,791	42,798
Long-term debt	23,414	33,128
Other long-term liabilities	12,171	14,764
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value:
Authorized shares — 500
Issued and outstanding shares — none	—	—
Common stock, $0.01 par value:
Authorized shares — 5,000
Issued shares — 521 and 524
Outstanding shares — 498 and 501	5	5
Treasury stock, at cost	(1,837)	(1,837)
Additional paid-in capital	33,658	38,017
Accumulated other comprehensive income (loss)	(986)	(1,455)
Retained earnings	31,220	38,998
Total stockholders’ equity	62,060	73,728
Total liabilities and stockholders’ equity	$225,248	$258,314

AMAZON.COM, INC.
Supplemental Financial Information and Business Metrics
(in millions, except per share data)
(unaudited)

	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Q1 2020	Q2 2020	Y/Y % Change
Cash Flows and Shares
Operating cash flow -- trailing twelve months (TTM)	$34,360	$36,029	$35,332	$38,514	$39,732	$51,220	42%
Operating cash flow -- TTM Y/Y growth	89%	65%	33%	25%	16%	42%	N/A
Purchases of property and equipment, net of proceeds from sales and incentives -- TTM	$11,316	$11,011	$11,868	$12,689	$15,395	$19,368	76%
Principal repayments of finance leases -- TTM (1)	$7,649	$8,693	$8,754	$9,628	$10,013	$10,504	21%
Principal repayments of financing obligations -- TTM (1)	$266	$211	$129	$27	$43	$56	(73)%
Equipment acquired under finance leases -- TTM (1) (2)	$10,909	$11,656	$12,580	$12,916	$12,209	$11,952	3%
Principal repayments of all other finance leases -- TTM (1) (3)	$76	$176	$302	$392	$407	$415	136%
Free cash flow -- TTM (4)	$23,044	$25,018	$23,464	$25,825	$24,337	$31,852	27%
Free cash flow less principal repayments of finance leases and financing obligations -- TTM (1) (5)	$15,129	$16,114	$14,581	$16,170	$14,281	$21,292	32%
Free cash flow less equipment finance leases and principal repayments of all other finance leases and financing obligations -- TTM (1) (6)	$11,793	$12,975	$10,453	$12,490	$11,678	$19,429	50%
Common shares and stock-based awards outstanding	507	510	511	512	513	517	1%
Common shares outstanding	492	494	495	498	499	501	1%
Stock-based awards outstanding	15	16	16	14	14	16	—%
Stock-based awards outstanding -- % of common shares outstanding	3.0%	3.3%	3.2%	2.9%	2.8%	3.2%	N/A
Results of Operations
Worldwide (WW) net sales	$59,700	$63,404	$69,981	$87,437	$75,452	$88,912	40%
WW net sales -- Y/Y growth, excluding F/X	19%	21%	25%	21%	27%	41%	N/A
WW net sales -- TTM	$241,546	$252,064	$265,469	$280,522	$296,274	$321,782	28%
WW net sales -- TTM Y/Y growth, excluding F/X	26%	23%	22%	22%	23%	28%	N/A
Operating income	$4,420	$3,084	$3,157	$3,879	$3,989	$5,843	89%
F/X impact -- favorable (unfavorable)	$84	$58	$22	$16	$63	$111	N/A
Operating income -- Y/Y growth (decline), excluding F/X	125%	1%	(16)%	2%	(11)%	86%	N/A
Operating margin -- % of WW net sales	7.4%	4.9%	4.5%	4.4%	5.3%	6.6%	N/A
Operating income -- TTM	$14,914	$15,014	$14,448	$14,541	$14,109	$16,868	12%
Operating income -- TTM Y/Y growth (decline), excluding F/X	190%	99%	32%	16%	(6)%	11%	N/A
Operating margin -- TTM % of WW net sales	6.2%	6.0%	5.4%	5.2%	4.8%	5.2%	N/A
Net income	$3,561	$2,625	$2,134	$3,268	$2,535	$5,243	100%
Net income per diluted share	$7.09	$5.22	$4.23	$6.47	$5.01	$10.30	97%
Net income -- TTM	$12,005	$12,096	$11,347	$11,588	$10,563	$13,180	9%
Net income per diluted share -- TTM	$23.96	$24.08	$22.57	$23.01	$20.93	$26.04	8%
______________________________
(1)On January 1, 2019, we adopted accounting guidance amending the accounting for leases, which did not have a material impact on our 2019 operating results. Prior period amounts were not retrospectively adjusted. Under this new guidance, leases we previously referred to as “capital leases” are now referred to as “finance leases.” Leases we previously referred to as “finance leases” are now referred to as “financing obligations.”
(2)For the twelve months ended June 30, 2019 and 2020, this amount relates to equipment included in “Property and equipment acquired under finance leases” of $11,944 million and $13,110 million.
(3)For the twelve months ended June 30, 2019 and 2020, this amount relates to property included in “Principal repayments of finance leases” of $8,693 million and $10,504 million.
(4)Free cash flow is cash flow from operations reduced by “Purchases of property and equipment, net of proceeds from sales and incentives.”
(5)Free cash flow less principal repayments of finance leases and financing obligations is free cash flow reduced by “Principal repayments of finance leases” and “Principal repayments of financing obligations.”
(6)Free cash flow less equipment finance leases and principal repayments of all other finance leases and financing obligations is free cash flow reduced by equipment acquired under finance leases, which is included in “Property and equipment acquired under finance leases,” principal repayments of all other finance lease liabilities, which is included in “Principal repayments of finance leases,” and “Principal repayments of financing obligations.”

AMAZON.COM, INC.
Supplemental Financial Information and Business Metrics
(in millions)
(unaudited)

	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Q1 2020	Q2 2020	Y/Y % Change
Segments
North America Segment:
Net sales	$35,812	$38,653	$42,638	$53,670	$46,127	$55,436	43%
Net sales -- Y/Y growth, excluding F/X	17%	20%	24%	22%	29%	44%	N/A
Net sales -- TTM	$146,453	$152,938	$161,228	$170,773	$181,088	$197,871	29%
Operating income	$2,287	$1,564	$1,282	$1,900	$1,312	$2,141	37%
F/X impact -- favorable (unfavorable)	$13	$7	$6	$(3)	$5	$(4)	N/A
Operating income -- Y/Y growth (decline), excluding F/X	98%	(15)%	(37)%	(16)%	(43)%	37%	N/A
Operating margin -- % of North America net sales	6.4%	4.0%	3.0%	3.5%	2.8%	3.9%	N/A
Operating income -- TTM	$8,405	$8,134	$7,384	$7,033	$6,057	$6,634	(18)%
Operating margin -- TTM % of North America net sales	5.7%	5.3%	4.6%	4.1%	3.4%	3.4%	N/A
International Segment:
Net sales	$16,192	$16,370	$18,348	$23,813	$19,106	$22,668	38%
Net sales -- Y/Y growth, excluding F/X	16%	17%	21%	15%	20%	41%	N/A
Net sales -- TTM	$67,184	$68,941	$71,740	$74,723	$77,637	$83,935	22%
Operating income (loss)	$(90)	$(601)	$(386)	$(617)	$(398)	$345	N/A
F/X impact -- favorable (unfavorable)	$(39)	$(36)	$(34)	$(7)	$(5)	$32	N/A
Operating income/loss -- Y/Y growth (decline), excluding F/X	(92)%	15%	(8)%	(5)%	338%	N/A	N/A
Operating margin -- % of International net sales	(1.0)%	(3.7)%	(2.1)%	(2.6)%	(2.1)%	1.5%	N/A
Operating income (loss) -- TTM	$(1,610)	$(1,718)	$(1,718)	$(1,693)	$(2,001)	$(1,055)	(39)%
Operating margin -- TTM % of International net sales	(2.4)%	(2.5)%	(2.4)%	(2.3)%	(2.6)%	(1.3)%	N/A
AWS Segment:
Net sales	$7,696	$8,381	$8,995	$9,954	$10,219	$10,808	29%
Net sales -- Y/Y growth, excluding F/X	42%	37%	35%	34%	33%	29%	N/A
Net sales -- TTM	$27,909	$30,185	$32,501	$35,026	$37,549	$39,976	32%
Operating income	$2,223	$2,121	$2,261	$2,596	$3,075	$3,357	58%
F/X impact -- favorable (unfavorable)	$110	$87	$50	$26	$63	$83	N/A
Operating income -- Y/Y growth, excluding F/X	51%	24%	6%	18%	36%	54%	N/A
Operating margin -- % of AWS net sales	28.9%	25.3%	25.1%	26.1%	30.1%	31.1%	N/A
Operating income -- TTM	$8,119	$8,598	$8,782	$9,201	$10,053	$11,289	31%
Operating margin -- TTM % of AWS net sales	29.1%	28.5%	27.0%	26.3%	26.8%	28.2%	N/A

AMAZON.COM, INC.
Supplemental Financial Information and Business Metrics
(in millions, except employee data)
(unaudited)

	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Q1 2020	Q2 2020	Y/Y % Change
Net Sales
Online stores (1)	$29,498	$31,053	$35,039	$45,657	$36,652	$45,896	48%
Online stores -- Y/Y growth, excluding F/X	12%	16%	22%	15%	25%	49%	N/A
Physical stores (2)	$4,307	$4,330	$4,192	$4,363	$4,640	$3,774	(13)%
Physical stores -- Y/Y growth, excluding F/X	1%	1%	(1)%	(1)%	8%	(13)%	N/A
Third-party seller services (3)	$11,141	$11,962	$13,212	$17,446	$14,479	$18,195	52%
Third-party seller services -- Y/Y growth, excluding F/X	23%	25%	28%	31%	31%	53%	N/A
Subscription services (4)	$4,342	$4,676	$4,957	$5,235	$5,556	$6,018	29%
Subscription services -- Y/Y growth, excluding F/X	42%	39%	35%	32%	29%	30%	N/A
AWS	$7,696	$8,381	$8,995	$9,954	$10,219	$10,808	29%
AWS -- Y/Y growth, excluding F/X	42%	37%	35%	34%	33%	29%	N/A
Other (5)	$2,716	$3,002	$3,586	$4,782	$3,906	$4,221	41%
Other -- Y/Y growth, excluding F/X	36%	37%	45%	41%	44%	41%	N/A

Stock-based Compensation Expense
Cost of sales	$24	$43	$39	$43	$41	$76	79%
Fulfillment	$234	$360	$301	$286	$260	$417	16%
Technology and content	$675	$1,077	$966	$1,007	$961	$1,421	32%
Marketing	$209	$307	$298	$322	$332	$456	49%
General and administrative	$132	$184	$175	$182	$163	$231	25%
Total stock-based compensation expense	$1,274	$1,971	$1,779	$1,840	$1,757	$2,601	32%
Other
WW shipping costs	$7,320	$8,134	$9,608	$12,884	$10,936	$13,652	68%
WW shipping costs -- Y/Y growth	21%	36%	46%	43%	49%	68%	N/A
WW paid units -- Y/Y growth (6)	10%	18%	22%	22%	32%	57%	N/A
WW seller unit mix -- % of WW paid units (6)	53%	54%	53%	53%	52%	53%	N/A
Employees (full-time and part-time; excludes contractors & temporary personnel)	630,600	653,300	750,000	798,000	840,400	876,800	34%
Employees (full-time and part-time; excludes contractors & temporary personnel) -- Y/Y growth	12%	13%	22%	23%	33%	34%	N/A
________________________
(1)Includes product sales and digital media content where we record revenue gross. We leverage our retail infrastructure to offer a wide selection of consumable and durable goods that includes media products available in both a physical and digital format, such as books, music, videos, games, and software. These product sales include digital products sold on a transactional basis. Digital product subscriptions that provide unlimited viewing or usage rights are included in “Subscription services.”
(2)Includes product sales where our customers physically select items in a store. Sales from customers who order goods online for delivery or pickup at our physical stores are included in “Online stores.”
(3)Includes commissions and any related fulfillment and shipping fees, and other third-party seller services.
(4)Includes annual and monthly fees associated with Amazon Prime memberships, as well as audiobook, digital video, digital music, e-book, and other non-AWS subscription services.
(5)Primarily includes sales of advertising services, as well as sales related to our other service offerings.
(6)Excludes the impact of Whole Foods Market.

Amazon.com, Inc.
Certain Definitions
Customer Accounts
•References to customers mean customer accounts established when a customer places an order through one of our stores. Customer accounts exclude certain customers, including customers associated with certain of our acquisitions, Amazon Payments customers, AWS customers, and the customers of select companies with whom we have a technology alliance or marketing and promotional relationship. Customers are considered active when they have placed an order during the preceding twelve-month period.
Seller Accounts
•References to sellers means seller accounts, which are established when a seller receives an order from a customer account. Sellers are considered active when they have received an order from a customer during the preceding twelve-month period.

AWS Customers

•References to AWS customers mean unique AWS customer accounts, which are unique customer account IDs that are eligible to use AWS services. This includes AWS accounts in the AWS free tier. Multiple users accessing AWS services via one account ID are counted as a single account. Customers are considered active when they have had AWS usage activity during the preceding one-month period.
Units
•References to units mean physical and digital units sold (net of returns and cancellations) by us and sellers in our stores as well as Amazon-owned items sold in other stores. Units sold are paid units and do not include units associated with AWS, certain acquisitions, certain subscriptions, rental businesses, or advertising businesses, or Amazon gift cards.

Contacts:

Amazon Investor Relations	Amazon Public Relations
Dave Fildes, amazon-ir@amazon.com	Dan Perlet, amazon-pr@amazon.com
amazon.com/ir	amazon.com/pr